Exhibit 4.2

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT

The following description summarizes the terms of the securities of D-Wave Quantum Inc. (“D-Wave,” “we”, “our”, “us,” and the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description summarizes the provisions included in the Amended and Restated Certificate of Incorporation of D-Wave (the “D-Wave Charter”) and the Amended and Restated Bylaws of D-Wave (the “D-Wave Bylaws”), as well as certain provisions of Delaware General Corporation Law (the “DGCL”). Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this exhibit, you should refer to the D-Wave Charter and the D-Wave Bylaws, which are included as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and to the applicable provisions of the DGCL.

The D-Wave Charter authorizes the issuance of 695,000,000 shares of capital stock, consisting of:

•675,000,000 shares of common stock, par value $0.0001 per share (“Common Shares”), and
•20,000,000 shares of preferred stock, par value $0.0001 per share.

Our Common Shares are traded on the New York Stock Exchange (“NYSE”) under the symbol “QBTS”.

Common Shares

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Common Shares possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of Common Shares are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of Common Shares are entitled to receive dividends as and when declared by D-Wave’s board of directors, at its discretion, out of funds properly applicable to the payment of dividends, subject to the rights, if any, of shareholders holding shares with special rights to dividends. The timing, declaration, amount and payment of future dividends will depend on D-Wave’s financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that D-Wave’s board of directors deems relevant.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Common Shares will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock, if any, have been satisfied.

Other Rights

The holders of our Common Shares do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Shares.

Discriminatory Provisions

On September 26, 2022, D-Wave and the Public Sector Pension Investment Board (“PSP”) entered into an amended and restated side letter agreement pursuant to which PSP agreed that for so long as PSP beneficially owns, directly or indirectly, Common Shares and Exchangeable Shares (as defined below) representing 50% or more of the rights to vote at a meeting of the stockholders of D-Wave, whether directly or indirectly, including through any voting trust (i) PSP will not exercise the voting rights attached to any of such shares that would result in PSP voting, whether directly or indirectly, including through any voting trust, more than 49.99% of the voting interests eligible to vote at any meeting of the stockholders of D-Wave and (ii) PSP will vote such shares in favor of the election of the directors that are nominated by the board of directors of D-Wave or a duly authorized committee thereof.

Preferred Stock

The D-Wave Charter provides that shares of preferred stock may be issued from time to time in one or more series. D-Wave’s board of directors is authorized to provide for the issue of all or any shares of the preferred stock in one or more series, to fix the number of shares for each such series and to determine or alter, for each such series, such voting powers, if any, and such designation, preferences and relative, participating, optional, or other rights and such qualifications, limitations and restrictions thereof. D-Wave’s board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Shares and could have anti-takeover effects. The ability of D-Wave’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of existing management.

Exchangeable Shares

As used herein, “ExchangeCo” means D-Wave Quantum Technologies Inc., an indirect Canadian subsidiary of D-Wave. The "Exchangeable Shares" refer to shares in the capital of ExchangeCo and carry, as nearly as reasonably practicable, equivalent economic entitlements to those of the Common Shares, for which they are exchangeable from time to time, at the holder’s election, for Common Shares on a one-for-one basis. There are possible disadvantages or risks of holding Exchangeable Shares.

Dividends and Other Distributions

Holders of Exchangeable Shares are entitled to receive, subject to applicable law, dividends as follows:

(a)    in the case of a cash dividend or other distribution declared on the Common Shares, in an amount in cash, payable in United States dollars, for each Exchangeable Share equal to the cash dividend or other distribution declared on each Common Share multiplied by the relevant Exchangeable Share Exchange Ratio (as defined below);
(b)    in the case of a stock or share dividend or other distribution declared on the Common Shares to be paid in Common Shares, by the issue or transfer by ExchangeCo of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Common Shares to be paid on each Common Share multiplied by the relevant Exchangeable Share Exchange Ratio; or
(c)    in the case of a dividend or other distribution declared on the Common Shares in property other than cash or Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (as determined by the board of directors of ExchangeCo, in good faith and in its sole discretion) and adjusted for the relevant Exchangeable Share Exchange Ratio to the type and amount of property declared as a dividend or other distribution on each Common Share.

The “Exchangeable Share Exchange Ratio” is equal to 1.00000 (one) unless ExchangeCo, in its sole discretion, determines that ExchangeCo would be liable for any unrecoverable tax as a result of paying a dividend or distribution. The holders of Exchangeable Shares shall not be entitled to any dividends or other distributions other than or in excess of the foregoing.

The record dates and payment dates for dividends on the Exchangeable Shares are the same as the relevant dates for dividends on corresponding Common Shares.

Pursuant to the Exchangeable Share Support Agreement, which is included as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, D-Wave has agreed that, so long as any Exchangeable Shares not owned by D-Wave or its affiliates remain outstanding, D-Wave will not make any dividend or distribution on its Common Shares unless ExchangeCo makes such dividends or distributions on the Exchangeable Shares (for which D-Wave will provide ExchangeCo sufficient assets or money) and ExchangeCo has enough unissued shares to make such dividends or distributions.

Voting Rights

Holders of Exchangeable Shares receive, through a voting trust, the benefit of voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding Common Share multiplied by the Exchangeable Share Exchange Ratio. See “—Special Voting Share” and “—Voting Rights” below.

Special Voting Share

We created, pursuant to the Voting and Exchange Trust Agreement, which is included as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part, a trust for the benefit of Exchangeable Share holders (the “Beneficiaries”) whereby the trustee, Computershare Trust Company of Canada (the “Trustee”), holds a special voting share (the “Special Voting Share”) in the capital of D-Wave which entitles the Trustee to that number of votes at meetings of holders of Common Shares equal to the number of corresponding Exchangeable Shares outstanding at such time (excluding Exchangeable Shares held by D-Wave and its affiliates) multiplied by the Exchangeable Share Exchange Ratio.

Voting Rights

With respect to all meetings of shareholders of D-Wave at which holders of Common Shares are entitled to vote, each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, the number of votes to which a holder of one Common Share is entitled with respect to such matter, proposition or question for each Exchangeable Share owned of record by such Beneficiary at the close of business on the record date established by D-Wave or by applicable law, multiplied by the Exchangeable Share Exchange Ratio, and in respect of each Beneficiary, rounded down to the nearest whole vote.

The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the Trustee will not exercise voting rights with respect to such Exchangeable Share. A Beneficiary may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the Beneficiary to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the Beneficiary is entitled.

Dissolution and Liquidation Rights

Upon the liquidation, dissolution or winding up of ExchangeCo, holders of Exchangeable Shares may receive, as a form of payment, in an amount equal to the fair market value of Common Shares multiplied by the Exchangeable Share Exchange Ratio (plus the declared and unpaid dividends on such Exchangeable Shares) (“Exchangeable Share Price”), one Common Share multiplied by the Exchangeable Share Exchange Ratio (plus certain cash and non-cash dividends) (the “Exchangeable Share Consideration”).

In the event of a proposed liquidation, dissolution or winding up of ExchangeCo, D-Wave and DWSI Canada Holdings ULC (“CallCo”) have the overriding right to purchase all, but not less than all, of the Exchangeable Shares (other than those held by D-Wave or its affiliates) for the Exchangeable Share Consideration, in which case, holders of the Exchangeable Shares must sell all of their shares to D-Wave or CallCo, as the case may be.

In the event of a bankruptcy, insolvency or other similar event of ExchangeCo, the Trustee has the right to require CallCo or D-Wave to purchase from each Beneficiary, all or any part of the Exchangeable Shares from each Beneficiary at the Exchangeable Share Price on the last business day prior to such insolvency event, which shall be satisfied by the Exchangeable Share Consideration.

In the case of a liquidation, dissolution, or winding-up of D-Wave, the Exchangeable Shares (other than those held by D-Wave, CallCo or their affiliates) will be automatically exchanged for one Common Share multiplied by the Exchangeable Share Exchange Ratio.

Retraction Rights

A holder of Exchangeable Shares may, at any time, require ExchangeCo to redeem, or D-Wave to purchase, any or all of such holder’s Exchangeable Shares for an amount per share equal to the Exchangeable Share Price on the last business day prior to the proposed date of retraction or purchase, which price shall be paid in Exchangeable Share Consideration. A holder wishing to retract his or her Exchangeable Shares must give notice of such request to redeem or purchase (“Retraction Request”), as applicable, in accordance with the articles of ExchangeCo and the Exchangeable Share Provisions, which is included as an exhibit to our Annual Report on Form 10-K of which this Exhibit 4.2 is a part.

If a holder of Exchangeable Shares delivers a Retraction Request, D-Wave and CallCo have an overriding right to purchase all, but not less than all, of the number of Exchangeable Shares such holder wishes to be redeemed or purchased under the holder’s Retraction Request.

Redemption Rights

On the Redemption Date (as defined below), ExchangeCo shall redeem all, but not less than all, of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by D-Wave and its affiliates) for an amount per share equal to the Exchangeable Share Price on the last business day prior to the Redemption Date, which shall be satisfied by the Exchangeable Share Consideration. The “Redemption Date” is the date, if any, established by the board of directors for ExchangeCo for the redemption of the Exchangeable Shares, which date shall be the later of (A) the fifth anniversary of the effective date as set forth in the Voting and Exchange Trust Agreement (the “Effective Date”) or (B) the date that the redemption of the Exchangeable Shares would not result in any holder of Exchangeable Shares being in violation of Canadian pension regulations that restrict such holder from owning more than 30% of the securities that vote for the election of directors of D-Wave (the “Sunset Date”).

The Redemption Date may be prior to the Sunset Date if: (A) the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Share held by D-Wave and its affiliates) is less than 5% of the number of Exchangeable Shares issued on the Effective Date and the exercise of the redemption right will not result in any shareholder being in violation of Canadian pension regulations; or (B) D-Wave undergoes an extraordinary transaction, including an acquisition by any person of over 50% of the voting power of D-Wave securities, a merger, reorganization, recapitalization, liquidation, disposition of all or substantially all assets, or other transaction that has a similar effect as those listed above.

D-Wave and CallCo each have the overriding right, notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo, to purchase all, but not less than all, of the Exchangeable Shares (other than Exchangeable Shares held by D-Wave or its affiliates) on the Redemption Date.

Special Approval Rights

D-Wave will not, without the prior approval of ExchangeCo and the holders of the Exchangeable Shares:

(i)    issue or distribute Common Shares (or securities convertible into Common Shares) to the holders of all or substantially all of the then outstanding Common Shares by way of stock dividend or other distribution, other than an issue of Common Shares (or securities convertible into Common Shares) to holders of Common Shares (A) who exercise an option to receive dividends in Common Shares (or securities convertible into Common Shares) in lieu of receiving cash dividends, or (B) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement;
(ii)    issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Common Shares entitling them to subscribe for or to purchase Common Shares (or securities convertible into Common Shares); or
(iii)    issue or distribute to the holders of all or substantially all of the then outstanding Common Shares (A) shares or securities of D-Wave of any class (other than Common Shares or securities convertible into Common Shares), (B) rights, options, warrants or other assets other than those referred to in clause (a)(i) above, (C) evidence of indebtedness of D-Wave or (D) assets of D-Wave, unless, in each case, the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed by ExchangeCo simultaneously to holders of the Exchangeable Shares.

D-Wave will not, without the prior approval of ExchangeCo and the holders of the Exchangeable Shares:

(i)subdivide, redivide or change the then outstanding Common Shares into a greater number of Common Shares;
(ii)reduce, combine, consolidate or change the then outstanding Common Shares into a lesser number of Common Shares; or
(iii)reclassify or otherwise change Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting Common Shares; unless, in each case, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares.

Election of Directors

In accordance with the D-Wave Charter and the D-Wave Bylaws, D-Wave’s board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.

The election of directors will be determined by a plurality of the votes cast by the stockholders present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors will be in a position to elect all of the directors.

Antitakeover Provisions of the Certificate of Incorporation, the Bylaws and Applicable Law

The D-Wave Charter, the D-Wave Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that may delay, defer or discourage another party from acquiring control of D-Wave. We expect that these provisions may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Special Meetings of Stockholders

The D-Wave Charter and the D-Wave Bylaws provide that special meetings of stockholders may be called only by a majority vote of D-Wave’s board of directors, by the Chairperson of the board of directors, or by the chief executive officer.

Action by Written Consent

The D-Wave Charter provides that no action shall be taken by D-Wave stockholders except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The D-Wave Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of their intent in writing. To be considered timely, a stockholder’s notice will need to be received by the company secretary at the principal executive offices not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which D-Wave first makes a public announcement of the date of the special meeting and of the nominees proposed by D-Wave’s board of directors to be elected at such meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in D-Wave’s annual proxy statement must comply with the notice periods contained therein. The D-Wave Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Removal of Directors; Vacancies

The D-Wave Charter provides that, subject to the rights of any series of preferred stock to remove directors elected by the holders of such series of preferred stock, neither D-Wave’s entire board of directors nor any individual director may be removed from office without cause. Subject to any limitations imposed by applicable law and the rights of any series of preferred stock to remove directors elected by holders of such preferred stock, any of D-Wave’s individual directors or the whole board of directors may be removed from office for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of D-Wave’s capital stock entitled to vote on the election of such directors.

In addition, the D-Wave Charter provides that, subject to any limitations imposed by applicable law and the rights of any holders of any series of preferred stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on D-Wave’s board of directors or any newly created directorships resulting from any increase in the number of directors shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum or by the sole remaining director.

Amendment to the D-Wave Charter and D-Wave Bylaws

The D-Wave Charter provides that the following provisions therein may be altered, amended or repealed only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of D-Wave’s capital stock entitled to vote generally in the election of directors, voting together as a single class: (i) provisions relating to the size of D-Wave’s board of directors, election of directors and removal of directors; (ii)

provisions relating to vacancies and newly created directorships; (iii) provisions relating to the adoption, amendment or repeal of bylaws; (iv) provisions relating to stockholder actions; (v) provisions relating to limitation of liability of D-Wave’s directors; (vi) provisions relating to exclusive forum; and (vii) provisions relating to amendments to the D-Wave Charter.

Subject to certain limitations set forth in the D-Wave Bylaws and provisions of the D-Wave Charter, D-Wave’s board of directors is expressly authorized and empowered to adopt, amend or repeal the D-Wave Bylaws or any provision or provisions thereof upon an approval of a majority of the authorized number of directors. D-Wave stockholders also have power to adopt, amend or repeal the D-Wave Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or the D-Wave Charter, such action by stockholders will require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Authorized but Unissued Shares

D-Wave’s authorized but unissued Common Shares and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of D-Wave by means of a proxy contest, tender offer, merger or otherwise.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time the incident to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Choice of Forum

The D-Wave Charter provides that, unless D-Wave consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (a) any derivative claim or cause of action brought on behalf of D-Wave; (b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of D-Wave to D-Wave or D-Wave’s stockholders; (c) any claim or cause of action against D-Wave or any current or former director, officer or other employee of D-Wave Bylaws, arising out of or pursuant to any provision of the DGCL, the D-Wave Charter or the D-Wave Bylaws (as each may be amended from time to time); (d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the D-Wave Charter or the D-Wave Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (f) any claim or cause of action against D-Wave or any current or former director, officer or other employee of D-Wave, governed by the internal-affairs doctrine or otherwise related to D-Wave’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. However, such choice of forum provisions shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Unless D-Wave consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with D-Wave or its directors, officers, or other employees, which may discourage lawsuits against D-Wave or its directors, officers and other employees.

Delaware Anti-Takeover Statute

D-Wave is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines a “business combination” to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 of the DGCL defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire D-Wave even though such a transaction may offer its stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. D-Wave will not opt out of these provisions, which may as a result, discourage or prevent mergers or other takeover or change of control attempts of it.

Limitation of Liability and Indemnification

The D-Wave Charter contains provisions that limit the liability of D-Wave’s current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•any matter in respect of which such director shall be liable under Section 174 of the DGCL; and
•any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

D-Wave has also entered into agreements with its officers and directors to provide contractual indemnification. D-Wave will purchase a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures D-Wave against its obligations to indemnify the directors and officers. Furthermore, a stockholder’s investment may be adversely affected to the extent D-Wave pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. D-Wave believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Transfer Agent

The transfer agent for the Common Shares is Equiniti Trust Company, LLC.